SCHEDULE
to the
1992 ISDA MASTER AGREEMENT
dated as of
June 25, 2009

between

GOLDMAN SACHS BANK USA,
("Party A"),

and

NEWMARKET CORPORATION

("Party B").

  Termination Provisions.

    "Specified Entity"

      means, in relation to Party A, The Goldman Sachs Group, Inc., J. Aron & Company, Goldman, Sachs & Co., Goldman Sachs International, Goldman Sachs Japan Co., Ltd., Goldman Sachs International Bank, Goldman Sachs (Asia) Finance, Goldman Sachs Financial Markets, L.P., Goldman Sachs Paris Inc. et Cie, Goldman Sachs Mitsui Marine Derivative Products, L.P., Goldman, Sachs & Co. oHG and J. Aron & Company (Singapore) Pte. for the purpose of Section 5(a)(v), and shall not apply for purposes of Sections 5(a)(vi), 5(a)(vii) and 5(b)(iv); and

      means, in relation to Party B, not applicable for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(iv).

    The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B, provided that (i) the phrase "or becoming capable at such time of being declared" shall be deleted from clause (1) of such Section 5(a)(vi); and (ii) the following language shall be added to the end thereof: "Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party's receipt of written notice of its failure to pay."

    "Specified Indebtedness" will have the meaning specified in Section 14 of the Agreement except that such term shall not include obligations in respect of deposits received in the ordinary course of a party's banking business.

    "Threshold Amount" means in relation to Party A, US$50,000,000 (or its equivalent in another currency) and in relation to Party B, US$50,000,000 (or its equivalent in another currency).

    The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will apply to Party A and will not apply to Party B.

    The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

    Payments on Early Termination. For the purpose of Section 6(e):

    (i) Market Quotation will apply.

    (ii) The Second Method will apply.

    "Termination Currency" means United States Dollars.

    The parties agree to amend the following subsection of Section 5(a) as follows:

  Clause (i): in the third line of this clause, delete the word "third" and insert the word "first";

  (i) Additional Termination Event will not apply.

  Tax Representations.

    Payer Tax Representations. For the purposes of Section 3(e), Party A and Party B make the following representation:

    It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

    Payee Tax Representations.

  For the purposes of Section 3(f), Party A and Party B make the following representation:

  It is a "U.S. person" (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

  Agreement to Deliver Documents

    For the purpose of Section 4(a):

    Tax forms, documents, or certificates to be delivered are:
Party required to deliver document	Forms/Documents/Certificates	Date by which to be delivered
Party A	United States Internal Revenue Service Form W-9, or any successor form.

    (i) On a date which is before the first Scheduled Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such form previously provided by Party A has become obsolete, incorrect, or ineffective.

Party B	United States Internal Revenue Service Form W-9, or any successor form.

    (i) On a date which is before the first Scheduled Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such form previously provided by Party B has become obsolete, incorrect, or ineffective.

    Other documents to be delivered are:
Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Evidence of authority of signatories	Upon or promptly following execution of this Agreement	Yes
Party A and Party B	Any Credit Support Document specified in Part 4(f) herein	Upon execution of this Agreement	No
Party A and Party B	Most recent annual audited and quarterly financial statements of the party or, with respect to Party A, its Credit Support Provider	Promptly following reasonable demand by either party	Yes
Party B	Resolutions or other documents evidencing authority to enter into this Agreement and Transactions hereunder	Upon execution of this Agreement	Yes

    Miscellaneous

    Addresses for Notices. For the purpose of Section 12(a):

    Address for notices or communications to Party A:

    Address: 85 Broad Street

    New York, New York 10004, U.S.A.

    Attention: Swap Administration
    Telephone: 212-902-1000

    Facsimile: 212-902-5692

    Address for notices or communications to Party B:

Address: Newmarket Corporation 330 South Fourth Street Richmond VA 23219-4304
Attention: David A. Fiorenza, Malcolm R. West and Cameron Warner
Telephone: (804)788-5055
Facsimile: (804)788-5435

    With a copy to:

Address: Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219
Attention: Kim Magee
Telephone: (804)788-8529
Facsimile: (804)343-4668

    Process Agent. For the purpose of Section 13(c):

    Party A appoints as its Process Agent: Not applicable.

    Party B appoints as its Process Agent: Not applicable.

    Offices. The provisions of Section 10(a) will apply to this Agreement.

    Multibranch Party. For the purpose of Section 10(c):

    Party A is not a Multibranch Party.

    Party B is not a Multibranch Party.

    Calculation Agent. The Calculation Agent is Party A.

    Credit Support Document.

    (i) Guaranty by The Goldman Sachs Group, Inc. ("Goldman Group") in favor of Party B as beneficiary thereof shall constitute a Credit Support Document with respect to the obligations of Party A.

    (ii) Credit Support Annex attached hereto dated the date hereof between Party A and Party B shall constitute a Credit Support Document with respect to the obligations of Party B.

    (g) Credit Support Provider. Credit Support Provider means in relation to Party A or Counterparty, any party that at any time provides a guarantee on behalf of such party, including:

      in relation to Party A: Goldman Group.

  (ii) in relation to Party B: not applicable.

  (h) Governing Law. Section 13(a) is hereby replaced with the following:

  (a) Governing Law. This Agreement and each Transaction entered into hereunder will be governed by, and construed and enforced in accordance with, the law of the State of New York without reference to its choice of law doctrine.

  (i) Jurisdiction. Section 13(b) is hereby amended by:

  (i) deleting in the second line of subparagraph (i) thereof the word "non-"; and

  (ii) deleting the final paragraph thereof.

  (j) Netting of Payments. Subparagraph (ii) of Section 2(c) will not apply to Transactions.

  Other Provisions.

    Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word "respect" and before the period, the phrase "or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant person."

    Incorporation of FX Transactions. Any transaction between the parties that is an FX Transaction or a Currency Option Transaction as defined in the 1998 FX and Currency Option Definitions (the "FX Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), the Emerging Markets Traders Association, and the Foreign Exchange Committee, unless otherwise specified in the relevant confirmation, will constitute a "Transaction" for the purposes of this Agreement and will be deemed to incorporate the FX Definitions.

    Additional Representations. The parties agree to amend Section 3 by adding new Sections 3(g), (h), (i), and (j) as follows:

    (g) Eligible Contract Participant. It is an "eligible contract participant" as defined in the U.S. Commodity Exchange Act.

    (h) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

    (i) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

    (j) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

    Transfer. The following amendments are hereby made to Section 7

(i) In the third line, insert the words "which consent will not be unreasonably withheld or delayed," immediately before the word "except"; and

(ii) in clause (a), insert the words "or reorganization, incorporation, reincorporation, or reconstitution into or as," immediately before the word "another."

(e) Consent to Recording. Each party consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties, with or without the use of a warning tone, and their Affiliates in connection with this Agreement or any potential Transaction.

(f) Set-off. The parties agree to amend Section 6 by adding a new Section 6(f) as follows:

"(f) Upon the occurrence of an Early Termination Date that occurs as a result of (i) an Event of Default or (ii) a Termination Event with respect to a party ("X"), the other party ("Y") will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Agreement) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under this Agreement). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any contingent or unmatured obligation is set off pursuant to the first paragraph of this Section 6(f), Y may in good faith estimate that obligation and set-off in respect of the estimate; provided, however, that to the extent that (A) any such contingent obligation ceases to exist or any such unmatured obligation fails to mature or otherwise come due or (B) the actual amount of any such contingent or unmatured obligation, upon maturity, vesting or other ascertainment of the actual amount of such obligation, is less than the amount actually set off by Y, then Y covenants and agrees to provide an accounting thereof to X and to refund to X an amount equal to, in the case of clause (A), the actual amount set off by Y in connection with such obligation, and, in the case of clause (B), an amount equal to the difference between (1) the amount actually set off by Y in connection with such obligation and (2) the actual amount of such obligation.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)."

(h) Waiver of Trial by Jury. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY CREDIT SUPPORT DOCUMENT. EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND PROVIDE FOR ANY CREDIT SUPPORT DOCUMENT, AS APPLICABLE, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

(i) Prior Agreement. This Agreement supersedes and replaces any and all prior master agreements between Party A and Party B relating to the subject matter hereof and any schedules attached thereto and all transactions outstanding under such prior master agreements shall be Transactions under and governed by this Agreement.

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

GOLDMAN SACHS BANK USA	NEWMARKET CORPORATION
/s/ Susan Rudov	/s/ D. A. Fiorenza
Name: Susan Rudov	Name: D. A. Fiorenza
Title: Vice President	Title: VP, Treasurer & Principal Financial Officer
Date: June 25, 2009	Date: June 25, 2009